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                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                               1996         1995         1994
                                                              -------     --------     --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Net loss....................................................  $  (510)    $(18,112)    $(42,727)
Weighted average common shares outstanding..................    4,829        2,438        4,358
Shares related to Staff Accounting Bulletin Topic 4D
  Common stock (treasury stock method)......................      641          855          855
  Common stock options (treasury stock method)..............      304          404          404
  Convertible preferred stock (as-if converted method)......    2,811        3,749        3,749
Total shares for primary and fully diluted net loss per
  share.....................................................    8,585        7,446        9,366
Net loss per share..........................................  $ (0.06)    $  (2.43)    $  (4.56)
Calculation of shares outstanding for computing pro forma
  net loss per share:
  Shares used in computing net loss per share...............    8,585        7,446
  Adjustment to reflect the effect of the assumed conversion of convertible preferred stock from the date of
     issuance (as if converted method)......................    7,569        8,305
  Shares used in computing pro forma net loss per share.....   16,154       15,751
Pro forma net loss per share................................  $ (0.03)    $  (1.15)
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